Exhibit 99.2

AVI Contact:
AVI BioPharma, Inc.
Michael Hubbard (hubbard@avibio.com)
(503) 227-0554

AVI Investor Contacts:
Lippert/Heilshorn & Associates Inc.
Brandi Floberg (bfloberg@lhai.com)
Jody Cain (jcain@lhai.com)

(310) 691-7100

AVI Press Contact:
Waggener Edstrom Worldwide Healthcare
Jenny Moede (jmoede@waggeneredstrom.com)
(503) 443-7000

AVI BioPharma, Inc. to Raise $20.3 Million in Registered Direct Offering

PORTLAND, Ore. (December 12, 2007) – AVI BioPharma, Inc. (NASDAQ: AVII) has obtained commitments to purchase 10,696,616 shares of its common stock at a price per share of $1.90 pursuant to a registered direct offering to a select group of institutional investors, representing gross proceeds of approximately $20.3 million.  Investors will also receive warrants to purchase 5,348,308 shares of AVI BioPharma, Inc.’s common stock.  The warrants have an exercise price of $2.45 per share and are exercisable at any time after the six-month anniversary of the closing of the transaction and before the fifth anniversary of the closing of the transaction.  The closing of the offering is expected to take place on December 18, 2007, subject to the satisfaction of customary closing conditions.  AVI BioPharma, Inc. plans to use the net proceeds from the offering to fund clinical trials for its lead product candidates, to fund the advancement of its pre-clinical programs, and for other research and development and general corporate purposes.

The shares and warrants are being offered by AVI BioPharma, Inc. pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission dated November 22, 2006.  Citigroup Global Markets Inc. acted as the lead placement agent and Oppenheimer & Co. Inc. and Maxim Group, LLC acted as co-placement agents for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The shares of common stock may only be offered by means of a prospectus.  Copies of the final prospectus supplement and accompanying base prospectus can be obtained from the SEC’s website at http://www.sec.gov or from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 (800) 831-9146.

About AVI BioPharma

AVI BioPharma develops therapeutic products for the treatment of life-threatening diseases using third-generation NeuGene antisense drugs and ESPRIT exon skipping technology. AVI’s ESPRIT technology is initially being applied to potential treatments for Duchenne muscular dystrophy. AVI’s NeuGene compounds are also designed to treat cardiovascular restenosis, and aid in Coronary Artery Bypass Graft (CABG) procedures. In addition to targeting specific genes in the body, AVI’s antiviral program uses NeuGene antisense compounds to combat disease by targeting single-stranded RNA viruses, including Marburg virus, Ebola Zaire virus and H5N1 avian influenza virus. More information about AVI is available on the company’s Web site at http://www.avibio.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

#   #   #